Exhibit 10.2

CONSULTANCY AGREEMENT

This Consultancy Agreement (“Agreement”) is effective as of April 15, 2024 (the “Effective Date”) and is entered into by and between:

(1) Merus US, Inc., a Delaware corporation (“Merus”);

and

(2) Victor Sandor, M.D. (“Consultant”);

(Each of Merus and Consultant may hereinafter be referred to as a “Party” or collectively referred to as the “Parties.”)

WHEREAS:

(A)
Consultant is an independent contractor and serves on the board of directors of Merus N.V. (the “Board”); and
(B)
In addition to Consultant’s service on the Board, Merus wishes to engage Consultant to provide services to Merus and its affiliates for a limited term, and for the limited purpose of providing professional advice and guidance to Merus and its affiliates with respect to the matters set out in this Agreement, and Consultant is willing to provide such services subject to the terms and conditions of this Agreement.

NOW THEREFORE, for mutual consideration, the receipt and adequacy of which are acknowledged by the Parties, the Parties agree as follows:

1.
THE SERVICES
1.1
In addition to any services that Consultant may provide as a member of the Board, Merus engages Consultant to provide, and Consultant agrees to provide, professional advice and guidance to Merus and its affiliates in the oversight of petosemtamab development program and other research and development topics, and such other consulting services as directed by the Chief Executive Officer and Chief Operating Officer from time to time (the “Services”). Consultant shall provide Services only upon the written instruction of the Chief Executive Officer or the Chief Operating Officer. For the avoidance of doubt, the Services do not include services that Consultant may perform as a member of the Board.

Exhibit 10.2

1.2
Consultant is capable of providing the Services and shall be reasonably available to provide the Services. Consultant shall carry out the Services in an expert and diligent manner and shall, to the best of his ability, promptly comply with and observe all lawful and reasonable requests given to Consultant by Merus or any of its affiliates pursuant to this Agreement.
1.3
Consultant represents and warrants to Merus that he is under no contractual or other restrictions or obligations that are inconsistent with the execution of this Agreement, or that will interfere with the performance of the Services. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs services concurrently with those performed herein.
1.4
Consultant shall comply with all applicable laws and regulations in the performance of the Services.
1.5
Consultant shall not subcontract any work in connection with this Agreement without the prior written consent of Merus.
2.
Consideration & EXpenses
2.1
In full consideration of Consultant’s full, prompt, and faithful performance of the Services, Merus agrees to pay to Consultant a monthly fee of $35,000 for up to twenty (20) hours of Services rendered per month.
2.2
In addition to the sum referred to in Clause 2.1, Merus shall reimburse Consultant for reasonable expenses pre-approved by Merus, such as travel, hotel and meal expenses in connection with the Services. Merus shall pay Consultant the amounts due pursuant to Merus’s receipt of the written invoices including receipts relating to the expenses. For any expense greater than $1,000, Consultant must seek prior approval from Merus to secure reimbursement.
2.3
Provided there is no reasonable dispute concerning the invoice raised by Merus, each payment to Consultant shall be made by Merus within thirty (30) days of the date of invoicing.
2.4
Invoices shall contain a specification of hours/days during which the Services are performed and, in reasonable detail, the reasonable expenses pre-approved by Merus and incurred by Consultant.
2.5
The consideration and reimbursement referred to in Clauses 2.1 and 2.2 shall be the sole consideration due to Consultant in connection with the Services and this Agreement. For the avoidance of doubt, such consideration and reimbursement shall be in addition to any compensation Consultant receives for his service as a member of the Board.
2.6
It is Consultant’s responsibility to comply with any obligations towards tax and social security authorities that may result from this Agreement. Consultant indemnifies Merus and its affiliates and holds Merus and its affiliates harmless against any taxes,

Exhibit 10.2

social security premiums, costs, penalties, interest or other liabilities regarding the potential tax and social security consequences resulting from this Agreement.
2.7
The Consultant shall be indemnified by Merus to the fullest extent permitted by applicable law and the organizational documents of Merus, against any losses, damages, liabilities, claims, actions, judgments, costs and expenses (including without limitation, attorneys’ fees and expenses) that may be incurred by him in the course of, or in connection with, the performance of the Services. Without limiting the foregoing, for purposes of the Indemnification Agreement, dated as of June 25, 2019, between Merus N.V. and the Consultant, “Corporate Status” shall include the Consultant’s service under this Agreement.

3.
TERM
3.1
This Agreement shall commence on the Effective Date and shall continue for one (1) year from the Effective Date, subject to earlier termination pursuant to clause 3.2.
3.2
This Agreement may be terminated at any time by either Party, and for any reason, upon written notice to the other Party.
3.3
All rights granted to Merus in respect of work performed and services rendered by Consultant and the products of such work and services, and all rights granted to Consultant for payments to be received under this Agreement, which arise prior to the date of termination of this Agreement, shall not be prejudiced or affected by such termination. Termination or expiry of this Agreement under clause 3.1 or 3.2 above shall not affect the accrued rights of the Parties that arose in any way out of this Agreement as at the date of termination or expiry. In particular, but without limitation, the provisions of clauses 3, 4.3, 5, 6 and 7 shall survive this Agreement and shall remain in full force and effect.
3.4
Except as may be required for the performance of Consultant’s duties as a member of the Board, Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by Merus, all drawings, tracings, and written materials in Consultant’s possession and supplied by Merus in conjunction with the performance of the Services under this Agreement or generated by Consultant in the performance of the Services under this Agreement.
3.5
For the avoidance of doubt, Consultant shall serve as a member of the Board until Consultant resigns or is no longer a member of the Board pursuant to the terms of the applicable governing documents of Merus N.V. and its affiliates, whether or not Consultant continues to perform Services pursuant to this Agreement.

4.
independent contractor
4.1
This Agreement is a contract for the provision of services. Nothing in this Agreement shall be deemed to make Consultant an employee of Merus or any of its affiliates. Nothing herein shall be construed to create an employer-employee relationship

Exhibit 10.2

between Merus and Consultant or to entitle Consultant to any benefits provided by Merus to its employees. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the benefit plans of Merus or its affiliates in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.
4.2
Except with respect to Consultant’s service as a member of the Board, Consultant shall not have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, Merus or any of its affiliates, or to bind Merus or any of its affiliates to any contract, agreement or undertaking with any third party. Nothing contained in this Agreement shall be construed or applied to create a partnership, agency, or joint venture relationship between Consultant and Merus or any of its affiliates. Similarly, Consultant shall not state or imply, directly or indirectly, that Consultant is empowered to bind Merus or any of its affiliates without Merus’ prior written consent.
4.3
Consultant shall not use the name, trade name, trade mark or logo of Merus or any abbreviation or adaptation thereof, in any advertising, trade display, public statement or for any other purposes, without the prior written consent of Merus.
4.4
Consultant agrees that while acting as a consultant for Merus (the “Merus Consultancy”), neither Consultant nor anyone assisting Consultant will engage in any activities that are adverse to the interests of Merus or any of its affiliates. Reports and other documents generated, or obtained by Consultant in the course of the Merus Consultancy (the “Consulting Materials”) will be the property of Merus. If authored by Consultant, they will be considered "Works Made For Hire" and all right, title and interest in such works is hereby assigned by Consultant to Merus.
5.
CONFIDENTIALITY
5.1
Consultant shall not during the term of this Agreement or at any time after its termination, without the prior written consent of Merus, disclose to any third party any information, data, inventions, methods, know-how, trade secrets or materials concerning the research and development, products, finances, strategy, business or other affairs of Merus or any of its affiliates or of any client, customer or collaborator thereof, which Consultant learns or obtains in the course of his Services hereunder, including Consultant’s work, opinions, conclusions and communications with Merus with respect to this Agreement including any Consulting Materials (the “Confidential Information”). Consultant shall keep the Confidential Information confidential and in a secured place. Consultant agrees that the Confidential Information will be covered by the utmost confidentiality to the full extent provided by law and Consultant agrees to do all things necessary to preserve the confidentiality of the Confidential Information, using at least the same degree of care and discretion, but no less than a reasonable degree of care and discretion, in maintaining the confidentiality of the Confidential Information as he uses with his own confidential information. Consultant shall notify Merus immediately upon Consultant’s discovery of any

Exhibit 10.2

unauthorized disclosure, loss, or compromise of the Confidential Information.
5.2
Information disclosed by Merus for which Consultant can establish the following shall not constitute Confidential Information:
a.
at the time of disclosure by Merus, the information is generally available in the public domain;
b.
after disclosure by Merus, the information becomes generally available in the public domain by publication or otherwise, except by breach of this Agreement by Consultant or breach by any other party under an agreement of confidentiality with Merus;
c.
by contemporaneous and competent written records, the information was in his possession at the time of disclosure by Merus and was not acquired directly or indirectly from Merus or from any other party under an agreement of confidentiality with Merus;
d.
by contemporaneous and competent written records, the information was received from an independent source who has a lawful right to disclose the Confidential Information; or
e.
the information is permitted to be disclosed by prior written approval of Merus.
5.3
Consultant shall not during the term of this Agreement use any of the Confidential Information other than as is strictly necessary in performing the Services. Consultant shall not disclose the Confidential Information, or any part thereof, to his affiliates, agents, or employees, except those who need to know the information to perform in accordance with this Agreement and on signed terms of confidentiality at least as restrictive as those set forth herein. Consultant agrees that all documentary material provided to the Consultant by Merus together with all copies thereof must be returned immediately upon request. In addition, any activities that Consultant performs under this Agreement and any conclusions or judgments that Consultant reaches or has reached must be maintained as confidential in the same way. Consultant understands that these confidentiality and non-use restrictions will continue even upon the termination of the consulting work for Merus.
5.4
After completion of the Services or termination of this Agreement, whichever occurs earlier, and except as may be required for the performance of Consultant’s duties as a member of the Board, Consultant shall have no right to use any Confidential Information and shall promptly return or destroy all Confidential Information, including all documents, correspondence and records containing or developed using Confidential Information. Consultant shall certify he has complied with this Section 5.4 within ten (10) calendar days of Merus’ request.
5.5
Nothing contained herein shall be deemed to imply or otherwise constitute the grant of any right or license regarding any Confidential Information. The Confidential Information and any intellectual property rights relating to the Confidential Information shall remain the exclusive property of Merus. Merus makes no

Exhibit 10.2

representation or warranty as to the Confidential Information, including to the accuracy or completeness thereof. Merus shall have no liability to Consultant arising from the use of the Confidential Information for the Services.
5.6
Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by Merus in any way to prohibit Consultant from reporting possible violations of U.S. federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the U.S. Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Consultant shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Consultant files a lawsuit for retaliation by Merus or any of its affiliates for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

6.
ASSIGNMENT OF INTELLECTUAL PROPERTY
6.1
Consultant agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know how, inventions, designs, developments, apparatus, techniques, methods, and formulae that Consultant conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of Merus (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of Merus. Consultant hereby assigns all right, title and interest in such Inventions.
6.2
Consultant shall promptly disclose and deliver to Merus all Inventions or Consulting Materials, including any reports and other documents generated, or obtained by Consultant in the course of the Merus Consultancy, as well as any data, methods, reports, materials, inventions, discoveries, trade secrets, works of authorship and other information, whether or not patentable, that are discovered or developed by Consultant in connection with the performance of the Services. Merus shall be entitled to make such use of the Consulting Materials during the term of this

Exhibit 10.2

Agreement and thereafter in whatsoever manner Merus chooses and, without limitation, shall be entitled to incorporate such Consulting Materials or any part of them in any publication or document that may be published by Merus from time to time.
6.3
Consultant hereby irrevocably assigns to Merus, free from all encumbrances, all rights, title, and interest, including all intellectual property rights, in or relating to the Consulting Materials, and any ideas, inventions and improvements related thereto. Consultant further represents that all of Consultant’s personnel performing any part of the Services are obligated to assign to Consultant all Inventions, Consulting Materials, and intellectual property rights that are necessary to enable Consultant to grant Merus all rights Consultant grants under this Agreement. Consultant agrees to provide Merus the right to inspect Consultant’s assignment forms used with its personnel for conformance with United States and ex-United States law.
6.4
Consultant hereby appoints Merus as his attorney for the purpose of executing in the name and on behalf of Consultant all such deeds and documents as may be required to fully vest in Merus the rights assigned pursuant to this Section 6.
6.5
The assignments contained in this Section 6 shall not be affected by reason of the termination of this Agreement for whatever reason.
6.6
Merus shall be under no obligation to apply for or seek to obtain patent, design or other protection in relation to any of the Consulting Materials or Inventions, or in any way to use, exploit or seek to benefit from any of the Consulting Materials or Inventions.
6.7
Consultant shall provide such assistance as Merus may reasonably request in any proceedings and/or actions relating to the intellectual property rights in the Consulting Materials or Inventions, which will be at Merus’ cost.
6.8
Merus acknowledges that any rights assigned to it pursuant to this Section 6 are assigned on an "as is" basis.

7.
Data protection
7.1
Merus and its affiliates may process personal data relating to Consultant for the purposes of and within the framework of this Agreement and the performance of Services thereunder. The personal data collected may include a copy of an identification document, contact details and bank account number. All such personal data shall be handled in a proper and careful manner in accordance with applicable law, including the General Data Protection Regulation (GDPR) and the Dutch Implementation Act GDPR (Uitvoeringswet Algemene Verordening Gegevensbescherming).
7.2
This encompasses, among other things, that Merus has implemented sufficient technical and organisational measures to ensure the protection of personal data. Personnel or third parties that have access to personal data will be bound by confidentiality obligations. Further, Consultant has several rights regarding its

Exhibit 10.2

personal data collected and/or processed by Merus, including the right to access, correction, deletion and portability of Consultant's personal data. For the purpose of the performance of this Agreement, Merus may transfer Consultant's personal data to third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not deemed to have an adequate level of data protection, Merus will ensure that sufficient safeguards are in place or that the explicit consent for such transfer is obtained from Consultant. The Workforce Privacy Policy of Merus provides further information on data protection and applies to the processing of the personal data of Consultant by Merus.
7.3
Consultant shall comply with Merus’ rules and policies regarding the processing of personal data should it process any personal data on behalf of Merus in performing the Services.

8.
MiscelLaneOus
8.1
Consultant hereby agrees in consideration of Merus’ agreement to engage Consultant and pay compensation for the Services rendered to Merus and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, that Consultant shall not, without the prior written consent of Merus, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean any business or enterprise that develops, manufactures, applies, designs, markets, licenses, sells, uses or provides any therapeutic drug relating to LGR5 or EGFR or to the treatment of head and neck squamous cell carcinoma in a Pivotal Clinical Trial or trial commenced after marketing authorization. The limitations on competition contained in this Section 8.1 shall continue during the time that Consultant performs any services for Merus (whether pursuant to this Agreement or otherwise and including services performed on the Board of Directors of Merus N.V.), and during the period beginning on the date Consultant no longer performs services for Merus or any of its affiliates and ending on the date twelve (12) months thereafter. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8.1 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.
8.2
This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings relating to the subject matter hereof, whether written or oral. No modification, amendment, supplement to, or extension of this Agreement shall have any force or effect unless reduced to writing and signed by each Party.

Exhibit 10.2

8.3
Consultant warrants to Merus that he is entitled and authorized to enter into this Agreement and perform his obligations hereunder, without breaching any other existing contractual obligations he may have.
8.4
Consultant warrants to Merus that he shall conduct his Services in accordance with uncompromising honesty and integrity and that it shall comply with the Code of Business Conduct and Ethics, as published on Merus N.V.’s website (http://www.merus.nl  Investors & Media  Corporate Governance  Governance Documents  Code of Business Conduct and Ethics).
8.5
All notices, documentation and communications shall be in English and sent by personal delivery, pre-paid registered mail, or overnight courier, to the relevant address set out below and shall be deemed to have been given on the date of receipt. Parties shall also send each other notice through email at the email addresses set out below.

If to Consultant at the last known email address of Consultant	If to Merus
Legal@merus.nl (or to another officer at Merus N.V.

8.6
This Agreement, and all claims and/or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and enforced in accordance with, the laws of the State of Delaware without giving effect to any laws, rules, or provisions that would cause the application of the laws, rules, or provisions of any other jurisdiction. If any dispute arises out of or in connection with this Agreement, the Parties will themselves endeavor to settle such dispute amicably. If the Parties fail to reach an amicable settlement of the dispute within a reasonable period of time, such dispute shall, to the exclusion of all others, be referred exclusively to a court of applicable jurisdiction in the Commonwealth of Massachusetts and the Parties agree that judgments of the Massachusetts courts of applicable jurisdiction are enforceable in any court having jurisdiction over the Parties.
8.7
This Agreement has been prepared in the English language and the English language shall control its interpretation.
8.8
No claim, right or remedy of a Party under this Agreement shall be deemed to be waived in whole or in part unless such waiver is in writing and signed. No relaxation, forbearance, delay or indulgence by a Party in enforcing any of the provisions of this

Exhibit 10.2

Agreement shall prejudice, affect or restrict the rights of that party under this Agreement, nor shall any waiver by a Party of a violation of this Agreement operate as a waiver of any subsequent or continuing violation.
8.9
If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same effect as the original provision, and (b) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
8.10
This Agreement may be executed electronically (by PDF) and/or in counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.
8.11
All rights attaching to Merus and Consultant under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Consultant shall not assign or delegate his obligations under this Agreement either in whole or in part without the prior written consent of Merus.
8.12
The section headings herein are intended for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this document to be executed by their duly authorized representatives as of the Effective Date.

Merus US, Inc. Victor Sandor, M.D.

/s/ Peter B Silverman /s/ Victor Sandor

Name: Peter B Silverman Name: Victor Sandor

Title: Chief Operating Officer Title:

Date: April 15, 2024 Date: April 15, 2024